SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 14, 2011

AE BIOFUELS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-51354	26-1407544
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

20400 Stevens Creek Blvd., Suite 700	95014
Cupertino, California
(Address of Principal Executive Offices)	(Zip Code)

(408) 213-0940
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2011, the Board of Directors appointed Steven W. Hutcheson, Ph.D. to the Company’s board of directors. From 1984 to present, Dr. Hutcheson served as a Professor for the University of Maryland in the Department of Molecular and Cell Biology. He also served as Founder, Chief Executive Officer from 2006-2008 and Chief Technical Officer of Zymetis, Inc. until its acquisition by AE Biofuels on July 1, 2011.  Dr. Hutcheson received his A.B. in Biology from the University of California Santa Cruz and his Ph.D. in Plant Physiology from the University of California Berkeley.  Dr. Hutcheson will also serve as a member of the Governance, Compensation and Nominating Committee.

In connection with his service as a director and subject to the Company’s director compensation policy, Dr. Hutcheson is eligible to receive the Company’s standard non-employee director cash and equity compensation. Dr. Hutcheson will receive a pro rata portion of the $75,000 annual retainer for his service through the remaining portion of the year ending December 31, 2011 and will receive fees of $250 per board meeting attended. He will receive fees of $250 per committee meeting attended. Pursuant to the Company’s director compensation policy, Dr. Hutcheson is eligible to receive an initial stock option grant of 100,000 shares of the Company’s common stock pursuant to the Company’s Amended and Restated 2007 Stock Plan.  Pursuant to the Company’s director compensation policy, the grant of the foregoing stock option to Dr. Hutcheson is subject to the Company becoming current with its periodic filings under the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 19, 2011

AE BIOFUELS, INC.
By:	/s/ Eric A. McAfee
Eric A. McAfee
Chief Executive Officer